EXHIBIT 15

First Commerce Corporation
New Orleans, Louisiana




Gentlemen:

RE:     March 31, 1996 Quarterly Report on Form 10-Q

With respect to the subject Quarterly Report, we acknowledge our awareness of the inclusion therein of our report dated April 10, 1996 related to our review of interim financial information and that said report will be included in any registration statement filed by First Commerce Corporation though incorporation by reference of the subject Quarterly Report into such registration statements.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                      /s/ Arthur Andersen LLP
                                      ________________________
                                      ARTHUR ANDERSEN LLP

New Orleans, Louisiana
May 14, 1996